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                                                                Exhibit 4.(a).33

                 [FOR CONVENIENCE ONLY, NOT AN OFFICIAL TRANSLATION]

                                  [State Seal]


                General License for Partner Communications Company Ltd. For the Provision of Mobile Radio Phone Services by the
                                Cellular Method (MRP)



                                Amendment No. 18



By virtue of the power of the Minister of Communications under section 4(e) of the Communications Law (Telecommunications and Broadcasting), 5742-1982, that has been delegated to us and after hearing the request of Partner Communications Company Ltd. (hereinafter-"the Company") we hereby amend the general licence for the provision of mobile radio phone services by the cellular method (MRP) granted to the Company on April 7, 1998 as follows:



Amendment of Article 94


1.    The following shall replace Article 94.1:

     "The Licensee will submit to the Director an unconditional bank guarantee in the name of the State of Israel, in New Israeli Shekels, in the equivalent amount of ten (10) million US Dollars ,to ensure fulfilment of the License guarantees; the guarantee is appended to this License as Appendix E to the Second Annex."







                  (signed)                   (signed)
May 29, 2003      Uri Olenik                 Haim Garon
                  Director General           Senior VP Engineering and Licensing
                  MOC                        MOC